Exhibit 23.1

SRCO, C.P.A., Professional Corporation

Certified Public Accountants

14 Wynngate Lane

Amherst, NY

14221

U.S.A.

Tel: 716 574 1802, 416 428 1391 & 416 671 7292

Fax: 905 882 9580

Email: info@srco.ca

www.srco.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A/5 of our report dated October 4, 2021 relating to the consolidated financial statements of SensaSure Technologies, Inc. comprising the consolidated balance sheets of SensaSure Technologies, Inc. and its subsidiary as of April 30, 2021 and 2020 and the related consolidated statements of loss, comprehensive loss, stockholders’ deficiency, and cash flows for each of the two years in the period ended April 30, 2021 and related notes.

We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement.

/s/ SRCO, C.P.A., Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

Amherst, NY

December 20, 2021